FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT

Acquires Laurel Commercial Condominiums

New York, New York, September 9, 2014 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today that it completed the acquisition of the Laurel Commercial Condominiums located at 400 East 67th Street in the Upper East Side neighborhood of Manhattan for $76 million, exclusive of closing costs. The Laurel Commercial Condominiums contain three commercial condominium units, together, 58,750 rentable square feet, and are 100% leased to three tenants: Cornell University, TD Bank and Quik Park. The seller was represented by the Capital Transactions Group at Savills Studley.

“We are pleased to announce this acquisition as it is consistent with our strategy of purchasing high-quality New York City properties that will generate durable income and appreciation potential for our shareholders,” said Michael A. Happel, President of NYCR. Mr. Happel added, “This property is leased to high-quality tenants, is in excellent physical condition since it was recently built, and is in a strategically important location given its proximity to New York-Presbyterian Hospital and several other medical facilities.”

About NYCR

NYCR intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014 or its first year of material operations. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Michael A. Happel President American Realty Capital New York City REIT, Inc. mhappel@arlcap.com (212) 415-6500	Gregory R. Sullivan Chief Operating Officer and Chief Financial Officer American Realty Capital New York City REIT, Inc. gsullivan@arlcap.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600